EX-28.d.3.j.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND BAILARD, INC.

Effective June 4, 2013

As Amended March 31, 2014*

Funds of the Trust	Subadvisory Fees
Nationwide Bailard Cognitive Value Fund	0.375% on Subadviser Assets up to $500 million 0.35% on Subadviser Assets of $500 million and more

Nationwide Bailard Technology & Science Fund	0.375% on Subadviser Assets up to $500 million 0.35% on Subadviser Assets of $500 million and more but less than $1 billion 0.325% on Subadviser Assets of $1 billion and more

Nationwide Bailard International Equities Fund	0.375% on Subadviser Assets up to $1 billion 0.35% on Subadviser Assets of $1 billion and more

Nationwide Bailard Emerging Markets Equity Fund	0.425 on Subadviser Assets up to $200 million; and 0.40% on Subadviser Assets of $200 million and more

*	As approved at the Board of Trustees Meeting held on December 11, 2013.

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EX-28.d.3.j.1

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
BAILARD, INC.

By:	/s/ Peter M. Hill
Name:	Peter M. Hill
Title:	CEO